Exhibit 99.1

For Immediate Release

Contact: Phyllis McNeill

770-829-8245

phyllis.mcneill@globalpay.com

Global Payments Announces Executive Changes

ATLANTA, GA - November 3, 2008 – Paul R. Garcia, Chairman and CEO of Global Payments, announced several organizational changes for the company today.

James G. Kelly, currently the company’s Sr. Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Operating Officer of Global Payments Inc. Mr. Kelly will continue to report to Mr. Garcia. In his new role, Mr. Kelly’s responsibilities will be expanded to include all of the company’s worldwide businesses, including Operations, Technology, Sales, and Business Development.

Joseph C. Hyde, currently the company’s Executive Vice President and Chief Financial Officer, will be assuming the position of President - International and will oversee the company’s businesses outside of North America, including those in Europe, Russia and Asia, and will report to Mr. Kelly. Mr. Hyde is relocating his family to the United Kingdom.

Carl J. Williams, President - International, will be transitioning from his current position throughout fiscal year 2009.

David E. Mangum has accepted the role of Executive Vice President and Chief Financial Officer of Global Payments. From 2000 to 2007, he served as Executive Vice President and Chief Financial Officer for CheckFree Corporation, a global leader in financial electronic commerce. The company’s revenue grew from approximately $300 million to over $1.0 billion during that period. In December of 2007, CheckFree was acquired by Fiserv, Inc. for $4.4 billion. In 2007, Mangum was recognized by Institutional Investor Magazine as one of “America’s Best CFOs.” In his role, Mangum will be responsible for all of the company’s global financial operations, including Finance, Treasury, Accounting, Tax and Investor Relations.

“I am pleased to work with such a strong team, and I am particularly delighted to welcome David Mangum as our new CFO. I also want to thank Carl Williams for his extraordinary contribution in building Global Payments’ international brand,” Mr. Garcia said.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies, gaming establishments, and multi-national corporations located throughout the United States, Canada, Latin America, Europe, and the Asia-Pacific region. Global Payments

Global Payments Announces Executive Changes

offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. The company also provides consumer money transfer services from the U.S. and Europe to destinations in Latin America, Morocco, and the Philippines. For more information about the company and its services, visit www.globalpaymentsinc.com.

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This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, continued certification by credit card associations, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings, including the most recently filed Form 10-Q or Form 10K, as applicable. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.